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                                                                 Exhibit 99.B(8)

           ING EQUITY TRUST, ING FUNDS TRUST, ING GLOBAL ADVANTAGE AND
            PREMIUM OPPORTUNITY FUND, ING GLOBAL EQUITY DIVIDEND AND
              PREMIUM OPPORTUNITY FUND, ING INVESTMENT FUNDS, INC.,
           ING INVESTORS TRUST, ING MAYFLOWER TRUST, ING MUTUAL FUNDS,
        ING PARTNERS, INC., ING PRIME RATE TRUST, ING SENIOR INCOME FUND,
        ING VARIABLE INSURANCE TRUST, ING VARIABLE PRODUCTS TRUST, ING VP
                          EMERGING MARKETS FUND, INC.,
              ING VP NATURAL RESOURCES TRUST AND USLICO SERIES FUND

              DEFERRED COMPENSATION PLAN FOR INDEPENDENT DIRECTORS
                          EFFECTIVE SEPTEMBER 15, 2005

                                   ----------

                                    ARTICLE I
                            ESTABLISHMENT AND PURPOSE

1.1 This Deferred Compensation Plan (the "Plan") has been established by resolution of the Boards of Directors/Trustees (the "Board") of the ING Equity Trust, ING Funds Trust, ING Global Advantage and Premium Opportunity Fund, ING Global Equity Dividend and Premium Opportunity Fund, ING Investment Funds, Inc., ING Investors Trust, ING Mayflower Trust, ING Mutual Funds, ING Partners, Inc., ING Prime Rate Trust, ING Senior Income Fund, ING Variable Insurance Trust, ING Variable Products Trust, ING VP Emerging Markets Fund, Inc., ING VP Natural Resources Trust and USLICO Series Fund (collectively referred to as the "Funds"). The purpose of the Plan is to provide retirement benefits for those directors or trustees, as the case may be, of the Funds who are not employees of the Funds, ING Funds Services, LLC, ING Funds Distributor, Inc., or ING Investments, LLC (the "Investment Manager"), or any affiliate of the Investment Manager ("Independent Directors"). The Plan shall be maintained as an unfunded plan of deferred compensation that is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the guidance promulgated there under. The Plan is intended to be a "top hat plan" exempt from the participation, vesting, funding, and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

1.2 The provisions of the Plan, as set forth herein or as subsequently amended, are applicable only for Independent Directors who are such on or after September 15, 2005 (the "Effective Date"). Any director who is not an active Independent Director on or after the Effective Date is not eligible to participate in the Plan.

1.3 The Plan shall be administered by the Board or by such person or persons as the Board may designate to carry out administrative functions hereunder (the "Plan Administrator"). The Plan Administrator shall have complete discretion to interpret and administer the Plan in accordance with its terms, and its determinations shall be final and binding on all

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        persons except for the provisions of ARTICLE VIII, where under action by the full Board shall be required.

                                   ARTICLE II
                                   DEFINITIONS

2.1 Whenever used in this Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined term is intended, the term is capitalized. The definition of any term in the singular shall also include the plural, and vice versa, whichever is appropriate in the context.

        2.1.1 ACCOUNT: Account means the bookkeeping account maintained for each Participant that represents the Participant's total interest under the Plan as of any Valuation Date. An Account shall consist of the sum of deferrals of Compensation credited to such Account pursuant to Section 4.1 and any investment earnings including from reinvestment of dividends or losses on these amounts. A Participant shall have a fully vested, non-forfeitable interest at all times in his Account.

        2.1.2 BENEFICIARY OR BENEFICIARIES: The person, persons, or legal entities designated by the Participant in the Participant's Deferral Agreement who are entitled to receive payments under this Plan that become payable to such person, persons, or legal entities in the event of the Participant's death. If more than one designated beneficiary survives the Participant, payments shall be made equally, unless otherwise provided in the beneficiary designation. Nothing herein shall prevent the Participant from designating primary and secondary beneficiaries. Secondary beneficiaries are considered designated beneficiaries and are entitled to payments under the Plan only in the event that there are no primary beneficiaries surviving the Participant. The Participant may change his beneficiary designation at any time by filing a properly completed form with the Plan Administrator. To be effective, a properly completed beneficiary designation form must be on file with the Plan Administrator at the time of the Participant's death.

        2.1.3 COMPENSATION. The annual retainer fees earned by a Participant for service as a director of the Funds; the annual retainer fee earned by a Participant for membership to a Committee of the Board; and any fees earned by a Participant for attendance at meetings of the Board and any of its Committees, all or a portion of which may be deferred.

        2.1.4 DEFERRAL AGREEMENT: The written agreement between the Funds and the Participant to defer Compensation under the Plan.

        2.1.5 DEFERRED COMPENSATION: The amount, as mutually agreed to by the Participant and the Funds, by which any Compensation not yet earned shall be reduced in return for the benefits provided under the Plan.

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        2.1.6   LUMP SUM: A single payment of the entire balance credited to the
                Participant's bookkeeping account under ARTICLE IV at the time payment is required to be made hereunder.

        2.1.7 NATIONAL FUND: Any open-end management investment company registered under the Investment Company Act of 1940 with respect to which the Investment Manager serves as investment adviser, shares of which are sold to the public, and which the Plan Administrator designates as a Notional Fund under the Plan.

        2.1.8 PARTICIPANT: Any Independent Director of the Funds who fulfills the eligibility and enrollment requirements of ARTICLE III.

        2.1.9 RETIREMENT OR RETIRES: The time at which the Participant ceases to serve as an Independent Director of the Funds in conformity with the Retirement Policy of the Board in effect at the time of such cessation of service.

        2.1.10 TERMINATION OF SERVICES: The time at which the Participant ceases to serve as an Independent Director of the Funds for any reason other than Retirement or death.

        2.1.11 UNFORESEEABLE EMERGENCY: A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For purposes of the Plan, a determination of an Unforeseeable Emergency by the Plan Administrator shall comply with the provisions of Section 409A of the Code and the guidance promulgated there under.

        2.1.12 VALUATION DATE: Valuation Date means each day on which the Plan Administrator determines the value of Participant Accounts.

                                   ARTICLE III
                            PARTICIPATION IN THE PLAN

3.1 ELIGIBILITY: Any Independent Director of the Funds on or after the Effective Date.

3.2     ENROLLMENT IN THE PLAN:

        (a) An Independent Director may become a Participant by executing a Deferral Agreement where under that Independent Director agrees to defer all or a portion of Compensation not yet earned and agrees to the provisions of the Plan. An Independent Director who does not elect to participate by completing and filing with the Plan Administrator a Deferral Election shall not be a Plan Participant.

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        (b)     An election by the Independent Director to defer Compensation under the Plan for any calendar year shall not be effective unless such election is made on or before December 31 of the preceding year, except that

                (1) in the year in which the Plan is first implemented, the Independent Director may elect to participate in the Plan within thirty (30) days of the date on which the Plan is implemented, with deferral of Compensation to begin on the first day of the month subsequent to the month in which the election is made, or

                (2) an Independent Director may elect to participate in the Plan within thirty (30) days of the date upon which such Independent Director first meets the eligibility requirements of Section 3.1, with deferral of Compensation to begin on the first day of the month subsequent to the month in which the election is made.

        (c) An Independent Director who defers Compensation may not modify the Independent Director's Deferral Agreement to change the amount deferred during the calendar year; PROVIDED, HOWEVER, that a Participant may make a new election no later than December 31 for Compensation to be earned in the immediately following and subsequent calendar years, with such new election being effective for the deferral of Compensation to begin on the first day of January and then with respect only to Compensation earned on or after that date.

        (d) In the Deferral Agreement, the Participant shall elect the time at which his Account will be distributed. A Participant may change his distribution election with respect to his Account, by notifying the Plan Administrator in writing of the Participant's new distribution election; PROVIDED, HOWEVER, that such election shall not take effect until at least 12 months after the date on which the election is made, the payment date defers payment for a period of no less than five (5) years from the date such payment would otherwise have been made, and the election is made no later than 12 months prior to the Participant's Retirement or Termination of Services. Notwithstanding the foregoing, no change to a Deferral Agreement under this Section 4.02(d) shall be effective if such change does not comply with the applicable provisions of the Code, including but not limited to, Section 409A.

                                   ARTICLE IV
                      ACCUMULATION OF DEFERRED COMPENSATION

4.1 The Plan Administrator shall establish an Account on behalf of each Participant, the value of which at any given time shall determine the benefits payable to the Participant under ARTICLES V and VI and the Withdrawal values under ARTICLE VII. Beginning on the date the Participant first enrolls in the Plan, the Account shall be credited with an amount equal to the Participant's Deferred Compensation at such times as the Compensation subject to deferral would otherwise have been paid. Until the Account is removed from the books of the Funds, the Account shall be further adjusted each Valuation Date for

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        notional investment experience as described in Section 4.2 and reduced by any fees or expenses charged against the Account.

4.2 Amounts credited to the Participant's Account shall be periodically adjusted for notional investment experience. In each case such notional investment experience shall be determined by treating such Account as though an equivalent dollar amount had been invested and reinvested in one or more of the Notional Funds. The Plan Administrator shall designate the Notional Funds that are available for notional investing under the Plan. The Plan Administrator shall have the right to add or eliminate Notional Funds at any time and for any or no reason. The Notional Funds used as a basis for determining notional investment experience with respect to the Participant's Account shall be designated by the Participant pursuant to the administrative practices established by the Plan Administrator for this purpose and may be changed by the Participant once per calendar month (or such other frequency as established by the Plan Administrator) on a prospective basis by the Participant making a change to his investment elections no later than five (5) business days before the end of a calendar month. Any such change shall be effective as of the first day of the subsequent calendar month. If at any time any Notional Fund that has previously been designated by the Plan Administrator as a notional investment shall cease to exist or shall be unavailable for any reason, or if the Participant fails to designate one or more Notional Funds pursuant to this Section 4.2, the Plan Administrator may, at its discretion and upon notice to the Participant, treat any amounts previously notionally invested or to be notionally invested in such Notional Fund as being invested in the ING Money Market Fund or if the ING Money Market Fund ceases to exist or is unavailable for any reason, such other short-term high-quality fixed-income Notional Fund as the Plan Administrator may from time to time designate, in all cases only until such time as the Participant shall have made another investment election in accordance with the foregoing procedures. The Participant's Account shall continue to be adjusted for notional investment experience until such time as the Participant's Account has been distributed in full.

4.3 It is specifically provided that neither the Plan Administrator nor the Funds shall be obligated to make actual cash deposits to a Participant's Account, but only to make bookkeeping entries as if deposits had been made. If for its own convenience the Funds should make deposits, it is further provided that any sums thus deposited shall remain a general unrestricted asset of the Funds and shall not be deemed as being held in trust, escrow, or in any other fiduciary manner for the benefit of the Participant. The value of a Participant's Account will fluctuate due to the investment experience of the Notional Funds which such Participant has chosen from time to time and at the time at which benefits become payable under the Plan, the value of the Participant's Account may be less than the total amount of Compensation deferred under the Plan. The Funds are not responsible or liable for any amount by which the total amount of Compensation deferred exceeds the value of the Account and the Funds shall have no obligation to restore any such difference.

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                                    ARTICLE V
                             BENEFITS ON RETIREMENT

5.1 If the Participant continues in the service of the Funds until Retirement, the Funds shall pay to such Participant the amount then and thereafter standing credited to his Account described in ARTICLE IV at the time and in the form elected by the Participant in the Participant's Deferral Agreement. The form of payment available for election by the Participant is either a Lump Sum or three (3) substantially equal annual installments. Such payment shall be made as soon as administratively practicable after the date elected by the Participant. No interest or earnings shall be credited for the period during which the payment is processed. Notwithstanding the foregoing, if required by Section 409A of the Code, distribution shall not be made until the expiration of six (6) calendar months from the date the payment was otherwise required to be made and the value of such Participant's Account shall reflect notional earnings for this six-month period.

5.2 Should the Participant die at any time after Retirement, and prior to the date the Participant has received the entire value of his Account, the Participant's designated Beneficiary or Beneficiaries shall be entitled to receive the amount of his Account, in a Lump Sum equal to the then current value of the deceased Participant's Account. If no Beneficiary or Beneficiaries are designated at the time the Participant dies, then the Participant's surviving spouse, or if no surviving spouse, his estate shall be paid by the Plan as promptly as possible after due proof of death a Lump Sum amount equal to the value of the Participant's Account on the date as of which such payment is processed, with no interest or earnings being credited for the period during which the payment is processed. Notwithstanding the foregoing, if required by
        Section 409A of the Code, distribution shall not be made until the expiration of six (6) calendar months from the date the payment was otherwise required to be made and the value of such Participant's Account shall reflect notional earnings for this six-month period.

                                   ARTICLE VI
                     BENEFITS ON TERMINATION OF SERVICES OR
                            DEATH PRIOR TO RETIREMENT

6.1 In the event there is a Termination of Services, the Funds shall pay to the Participant the amount then and thereafter standing credited to his Account described in ARTICLE IV at the time and in the form elected by the Participant in the Participant's Deferral Agreement. The form of payment available for election by the Participant is either a Lump Sum or three (3) substantially equal annual installments. Such payment shall be made as soon as administratively practicable after the date elected by the Participant. No interest or earnings shall be credited for the period during which the payment is processed. Notwithstanding the foregoing, if required by Section 409A of the Code, distribution shall not be made until the expiration of six (6) calendar months from the date the payment was otherwise required to be made and the value of such Participant's Account shall reflect notional earnings for this six-month period.

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6.2     In the event the Participant dies before the Participant's Retirement or
        Termination of Services, or prior to the date the Participant has received the entire value of his Account, the Participant's designated Beneficiary or Beneficiaries shall be entitled to receive the amount of his Account, in a Lump Sum equal to the then current value of the deceased Participant's Account. If no Beneficiary or Beneficiaries are designated at the time the Participant dies, then the Participant's surviving spouse, or if no surviving spouse, his estate shall be paid by the Plan as promptly as possible after due proof of death a Lump Sum amount equal to the value of the Participant's Account on the date as of which such payment is due to be made, with no interest or earnings being credited for the period during which the payment is processed. Notwithstanding the foregoing, if required by Section 409A of the Code, distribution shall not be made until the expiration of six (6) calendar months from the date the payment was otherwise required to be made and the value of such Participant's Account shall reflect notional earnings for this six-month period.

                                   ARTICLE VII
                                   WITHDRAWALS

7.1 In the event of an Unforeseeable Emergency, the Participant may apply to the Plan Administrator for early withdrawal from the Plan of an amount limited to that which is necessary to meet the emergency. If such application for withdrawal is approved by the Plan Administrator, the withdrawal will be effective at the later of the date specified in the Participant's application or the date of approval by the Plan Administrator. Whenever an application for withdrawal is honored, the Plan Administrator shall pay the Participant from his Account described in ARTICLE IV only those amounts necessary to meet the emergency. The Participant's Account shall be appropriately adjusted to reflect the amounts withdrawn. The Plan Administrator shall make the required findings and such findings shall be conclusive and binding upon all interested persons.

                                  ARTICLE VIII
                        AMENDMENT OR TERMINATION OF PLAN

8.1 The Board may at any time terminate this Plan. Upon such termination, the Participant will be deemed to have revoked the election to defer Compensation as of the date of such termination and on and after that date, all Compensation deferrals shall cease. Distributions of Participant Accounts shall be made in accordance with the Deferral Elections on file at the time of Plan termination and no distribution may be accelerated as a result of the termination of the Plan.

8.2 The Board may amend the provisions of this Plan at any time; PROVIDED, HOWEVER, that no amendment shall adversely affect the rights of the Participant or the designated Beneficiary or Beneficiaries, if any, as to the receipt of payments under the Plan to the extent of any Compensation deferred before the time of the amendment unless the Participant agrees to such amendment. No Participant consent shall be required for prospective amendments or retroactive amendments that do not adversely affect Plan Participants. Notwithstanding anything herein to the contrary, the Board may amend the

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        provisions of this Plan to comply with the requirements of applicable law, including but not limited to, Section 409A of the Code, without Participant consent irrespective of the impact any such amendment may have on Plan Participants.

                                   ARTICLE IX
                               PARTICIPANT STATUS

9.1 The Participant in the Plan shall have only the status of general unsecured creditor of the Funds. The Plan constitutes a mere promise by the Funds to make payments in the future. Nothing is the Plan shall be deemed to constitute an employment agreement.

                                    ARTICLE X
                            NON-ASSIGNABILITY CLAUSE

10.1 It is expressly provided that neither the Participant nor the Participant's Beneficiary or Beneficiaries, nor any other designee, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and rights thereto are expressly declared to be non-assignable and non-transferable and, in the event of any attempted assignment or transfer, the Funds shall have no further liability hereunder. Moreover, no unpaid benefits shall be subject to attachment, garnishment or execution, or be transferable by operation of law in the event of bankruptcy or insolvency, or pursuant to a separation or divorce. The right of the Participant or the Participant's Beneficiary or Beneficiaries to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's Beneficiary or Beneficiaries. Notwithstanding the foregoing, a Participant's Account may be used to pay any amounts the Participant owes to the Funds or an affiliate of the Funds on the date payment is required to be made by the Plan.

                                   ARTICLE XI
                                 APPLICABLE LAW

11.1    This Plan shall be construed under the law of the State of Arizona.

                                   ARTICLE XII
                                 EFFECTIVE DATE

12.1 This Plan shall be effective on the date of its adoption by the Funds' Boards of Directors or on such later date as may be provided in the vote, resolution or consent in which such adoption takes place.

Adopted by resolution of the Board on September 15, 2005.